Exhibit 10.4

Confidential

7 June 2021

Man Pong Jewellery Limited

Workshop No.310/F

Entrepot Centre

117 How Ming Street

Kowloon

Attention: Mr. Sze Kam Fuk

Dear Sirs

FACILITY (100%GUARANTEE PRODUCT) UNDER THE SME FINANCING GUARANTEE SCHEME

We, Hang Seng Bank Limited (the “Bank”), pursuant to the SME Financing Guarantee Scheme (for 1000% Guarantee Product) (the “Scheme”) of HKMC Insurance Limited (“HKMCI”) in which we participate, are pleased to offer you the following facility (the “Facility”) on the following terms and conditions and the enclosed Standard Terms and Conditions for Banking Facilities (including the Supplement for the 100% Guarantee Product of SME Financing Guarantee Scheme) (collectively the “Standard T&C”). Notwithstanding any other representations, covenants and / or undertakings of the Borrower, or any other terms and conditions, in this Facility Letter and the Standard T&C, the Facility is subject to review at any time and also subject to our overriding right of repayment on demand, including the right to call for cash cover on demand for prospective and contingent liabilities. The Bank shall have an unrestricted discretion to cancel or suspend, or determine whether or not to permit drawings in relation to, the Facility.

Borrower

Man Pong Jewellery Limited

Personal Guarantor(s)

Sze Kam Fuk

Facilityand Conditions

Loan Amount:

An Instalment Loan (the “Loan”) in the amount of HKD1,000,000.00.

Final Maturity Date (“Final Maturity Date”):

The day falling 96 months from the Loan Starting Date, or the expiry date of the Scheme Guarantee, whichever is earlier. “Loan Starting Date” means the date of first drawdown under the Loan.

Availability:

Subject to the Borrower’s, and where applicable, each of the Personal Guarantor’s acceptance of and full compliance with the terms and conditions set out in this Letter and the Standard T&C, completion of all the documentation and conditions mentioned in this Letter to the Bank’s satisfaction and the approval and issuance of the Scheme Guarantee by HKMCI in respect of the Loan pursuant to the Scheme, the Bank will advance the Loan to the Borrower in the manner specified below on such drawdown date as specified by the Borrower in the duplicate of this Letter or otherwise agreed by the Bank and the Borrower provided that: (1) no rejection notice specifying its decision to reject the application for the Scheme Guarantee has been issued by HKMCI; (2) if a Notification of Result (as defined in the Standard T&C) has been issued by HKMCI notifying its approval-in-principle to issue the Scheme Guarantee (as defined in the Standard T&C), such approval-in-principle has not lapsed or has not been deemed to have lapsed; and (3) the Scheme Guarantee has been issued by HKMCI in favour of the Bank in respect of the Facility; and such Scheme Guarantee has not lapsed or has not been deemed to have lapsed.

Man Pong Jewellery Limited

Drawdown of the Loan:

The drawdown date of the Loan shall, unless otherwise agreed by HKMCI and the Bank in writing, fall within 30 days from the date of the Notification of Result issued by HKMCI (if any) or 30 days from the date of issuance of the Scheme Guarantee (if no Notification of Result is issued before its issuance). The drawdown may only be made in one lump sum.

The proceeds of the Loan will be disbursed to the Borrower in any one of the following manners as determined by the Bank at its sole discretion:

(a)	by crediting to the Borrower’s Hong Kong Dollar account maintained with the Bank as agreed by the Bank and the Borrower provided that this Borrower’s account shall not ha\re any debit balance at the time of crediting. The Borrower represents and warrants, and undertakes to ensure, that the account will not ha\re any debit balance at the time of crediting the proceeds into it. The Bank is not obliged to pay any proceeds if there is any debit balance in the account at the time of crediting; or

(b)	by crediting to an account maintained by the Borrower with another bank in Hong Kong as instructed by the Borrower in writing, if all of the Borrower’s Hong Kong Dollar account(s) maintained with the Bank is/ are in debit balance at the time of crediting.

Use of Proceeds:

The Borrower declares and undertakes that the Facility will be solely used for the purpose of providing general working capital for business operation of the Borrower to meet imminent needs (including, where applicable, payment of wages and rents (the “Purpose”).

Interest Rate and Payment:

The interest on the Loan shall be calculated at the rate of the Hong Kong Dollars Best Lending Rate (the “Prime Rate”}quoted by the Bank from time to time minus 2.25% per annum (the “Margin”) and shall be payable monthly, provided that if at the time of drawdown the net lending interest rate for Hong Kong Dollars quoted by The Hong Kong Mortgage Corporation Limited (“HKMC”) for loans / facilities granted under the Scheme (the “HKMC’s Net Interest Rate”) is different from the aforementioned interest rate, the Margin shall be automatically adjusted such that the aforementioned interest rate will be equivalent to the HKMC’s Net Interest Rate.

The Borrower acknowledges that after the drawdown, the interest rate will be determined with reference to the Prime Rate and the interest rate may change where there is a change in the Prime Rate notwithstanding that there is no change in the HKMC’s prime lending rate.

Default interest:

Notwithstanding the provisions above for the charging of interest, all sums (including both principal and interest) due to the Bank which are not paid on the relevant due date shall bear default interest at the rate of 8% per annum above the Prime Rate quoted by the Bank from time to time or at such other rate or rates as the Bank may from time to time determine at the Bank’s absolute discretion (both before and after judgment) from the date of default to the date of actual payment. The default interest shall be immediately payable by the Borrower on demand by the Bank.

Repayment and term:

The Loan and the accrued interest thereon is to be repaid by 96 consecutive monthly instalments, commencing one month after the date of drawdown the Loan, provided that (a) the first 12 months (the “Principal Moratorium Period”) shall be of interest payment only and (b) the remaining instalments after the Principal Moratorium Period shall be equal instalment payments (but adjusting the instalment amounts for any change in interest rate as provided above) which comprise principal and Interest payment.

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Man Pong Jewellery Limited

On the Final Maturity Date, the Borrower shall repay to the Bank all the outstanding principal under the Loan in full together with accrued interest thereon and any other sums then due and payable to the Bank under this Letter and the Standard T&C.

Partial Prepayment and full settlement:

The Borrower may on any monthly instalment repayment date repay the full amount of the Loan together with all accrued interest thereon and outstanding amount under this Letter or make partial prepayment with a minimum amount of HKD10,000 and an integral multiple of HKD1,000 on the outstanding principal, provided that the Bank receives at least 7 Business Days’ prior written notice.

Direct Debit Authorisation:

The Borrower hereby agrees and irrevocably authorizes the Bank to debit any sums which may become due to the Bank from time to time in respect of the Facility (including but not limited to principal and interest, commissions, fees, charges, costs and expenses) directly from any account of the Borrower maintained with the Bank (as agreed by the Borrower and the Bank or otherwise as determined by the Bank at its sole discretion) without prior notice.

Conditions

The availability of the Facility is conditional upon the Bank’s receipt of the following documents in form and substance satisfactory to the Bank:

(1)	duly executed original of a Guarantee in the Bank’s form for HKD1, 000,000.00 from all Personal Guarantor(s) (not applicable where the Borrower is a sole proprietor);

(2)	all documentation required by HKMCI from time to time;

(3)	certified true copies of any consent, license, approval or authorization of, or registration or declaration with any governmental authority, bureau or agency required in connection with the execution, delivery, performance, validity and enforceability of this facility and all other documents required by the Bank; and

(4)	such other documents, items or evidence as the Bank may reasonably request from time to time.

Scheme Guarantee as Conditions Precedent

Notwithstanding any contrary provisions in this Letter or the Standard T&C, the Bank’s obligations to make the Facility available to the Borrower are subject to and conditional upon approval by HKMCI and the issuance of the Scheme Guarantee(s) by HKMCI in favour of the Bank in respect of the Facility to the extent of 100% of the Total Facility Limit of the Facility pursuant to the Scheme.

Representations

The Borrower makes the following representations and warranties as of the date of this Letter and acknowledges that the Bank enters into this Letter and makes available the Facilities to the Borrower in reliance on all these representations and warranties: -

(1)	The Borrower has business operation in Hong Kong for at least three months as at 30 June 2020;

(2)	The Borrower has suffered at least a 30% decline in sales turnover in any month since February 2020 (“Affected Period”) compared with the monthly average of any quarter (i.e. January to March, April to June, July to September or October to December) during the period from January 2019 to June 2020 (“Reference Period”), provided that the Affected Period must not be earlier than the Reference Period.

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Man Pong Jewellery Limited

Undertakings

Without prejudicing or affecting the Bank’s right to suspend, withdraw or make demand in respect of the whole or any part of the Facility made available to the Borrower at any time or determine whether or not to permit drawings in relation to the Facility. The Borrower also undertakes to the Bank as follows:

(1)	Toe Borrower shall use the Facility solely for the Purpose.

(2)	The Borrower may at any time cancel the Facility by giving the Bank not less than 1 month’ prior written notice of its intention to make such cancellation.

(3)	The Borrower shall immediately inform the Bank if there is any change in its directors, shareholders or (ultimate) beneficial owners or amendment to its memorandum of association (if any) and articles of association or equivalent constitutional documents and shall ensure that such changes / amendment are updated in the company registry of its place of incorporation promptly.

(4)	The Borrower shall provide to the Bank such information, documents or evidence as the Bank may reasonably request from time to time.

Banking (Exposure Limits) Rules

Part 8 of the Banking (Exposure Limit) Rules, Cap. 155S of the Laws of Hong Kong (“Rules”) have imposed on the Bank certain limitations on the exposures to persons connected with any member of the HSBC Group (including the Bank and its subsidiaries). In accepting this Letter, the Borrower(s) and all Personal Guarantor(s) should, to the best of their knowledge, advise the Bank whether it is in any way connected with the HSBC Group. Please refer to clause 29 of the enclosed Standard Terms and Conditions for Banking Facilities for details.

Please arrange for the enclosed copy of this Letter to be signed by the Borrower and, where applicable, all Personal Guarantors of the Facility and return the duly signed original of the same to the Bank with the Board Resolutions of the Borrower within 14 days from the date of this Letter, failing which our offer shall lapse unless it is extended by us in writing at our absolute discretion.

Should you have any queries, please do not hesitate to contact us.

Yours faithfully,

For and on behalf of
Hang Seng Bank Limited

/s/ CHEUNG Keng-fung, Wayne (13385)
Authorized Signature(s)

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Man Pong Jewellery Limited

I / We hereby accept the Facility and agree to be bound by the terms and conditions set out in this Letter and the Standard T&C, which I/we have read and understood.

For and on behalf of

/s/ Sze Kam Fuk
Man Pong Jewellery Limited (Borrower)
(sign with company chop)

I / We hereby agree to act as guarantor of the Facility on the terms and conditions set out in this Letter and the Standard T&C and in the relevant guarantee document. I / We acknowledge that HKMCl’s rights, including but not limited to its right of subrogation, shall at all times rank in priority to my / our rights and remedies, if any, as guarantor / security provider of or otherwise in relation to the Facility and I/we undertake that (1) I / we shall not exercise in any manner or to any extent our rights or remedies against the Borrower or any of the guarantors / security providers or in relation to any security or guarantee, including but not limited to any right of subrogation, indemnity or contribution which I / we have or may have in law or equity or under, pursuant to or in connection with any of my/our guarantee or otherwise, unless and until HKMCI has fully and unconditionally recovered the amount paid by HKMCI under its guarantee or unless and until HKMCI otherwise consents in writing, and (2) shall not assert against HKMCI any right of contribution or any analogous rights or remedies.

Without prejudicing the rights of the Bank under other agreements with me/us, I/We agree that Hang Seng Bank Limited (the “Bank”) and its subsidiaries and affiliates may disclose and / or transfer my / our personal data and other information from time to time in its possession to HKMCI in relation to the Facility, the Application Form, the Scheme Guarantee, the Borrower, any Personal Guarantor and / or any person giving any Security (all such capitalized terms as are defined in the Standard T&C) and other related purposes and I / we consent to permit representatives and appointed agents of HKMCI, to the extent related to the relevant Scheme Guarantee, to inspect its books, records, accounts and any other information relating to my / our business, whether in paper, electronic or any other form or medium, at the request of the Bank and / or HKMCI and their related bodies (as the case may be).

I / We shall at all times promptly disclose to the Bank all material facts and information which may in any way affect the rights, interest, obligations or liabilities of HKMCI under the Scheme, the Master Deed of Guarantee (as defined in the Standard T&C) and the Scheme Guarantee, and make available to the Bank or its appointed agents, free of charge, all documents, records and information in connection with the rights, interest, obligations or liabilities of HKMCI thereunder including but not limited to all documents and information submitted by me/each of us to the Bank. I/We agree that all information and documents made available to the Bank may be submitted by the Bank to HKMCI and that HKMCI shall have the right to obtain, free of charge, and make copies of any of such materials.

/s/ Sze Kam Fuk
Sze Kam Fuk
(Personal Guarantor)

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